EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference by China Direct, Inc. in the registration statement on Form S-3 of our report dated March 22, 2008 on the consolidated balance sheet of China Direct, Inc and its Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006 appearing in China Direct, Inc.’s Annual Report for the fiscal year ended December 31, 2007, and to the reference to our firm under the heading “Experts” in the prospectus.

SHERB & CO, LLP

/s/ Sherb & Co, LLP

Boca Raton, Florida
June 13, 2008